Exhibit 99.1

Northern Oil and Gas, Inc. Announces 2016 Second Quarter Results

WAYZATA, MINNESOTA - August 4, 2016 - Northern Oil and Gas, Inc. (NYSE MKT: NOG) today announced 2016 second quarter results.

QUARTERLY HIGHLIGHTS

•	Production increased 2.8% sequentially and averaged 13,933 barrels of oil equivalent (“Boe”) per day, for a total of 1,267,860 Boe

•	Oil and gas sales, including cash from settled derivatives, totaled $62.5 million

•	Production expenses, including production taxes, for the second quarter declined 11% per Boe compared to the second quarter of 2015

•	Capital expenditures totaled $16.5 million during the second quarter, a reduction of 50.5% compared to the second quarter of 2015

•	Quarter-end liquidity totaled $221.7 million, composed of $3.7 million in cash and $218.0 million of revolving credit facility availability

Northern’s adjusted net income for the second quarter was $6.5 million, or $0.10 per diluted share. GAAP net loss for the quarter was $109.0 million, or a loss of $1.78 per diluted share, which was impacted by an $88.9 million non-cash impairment charge and a $30.5 million loss on the mark-to-market of derivative instruments. Adjusted EBITDA for the second quarter was $44.3 million. See “Non-GAAP Financial Measures” below for additional information on these measures.

MANAGEMENT COMMENT

“Northern continues to be very selective with capital expenditures by allocating spending to only the highest rate of return drilling opportunities,” commented Northern’s Chief Executive Officer, Michael Reger.  “Our financial position remains strong with liquidity of over $220 million, years of drilling inventory in the core of the Bakken and Three Forks play and a high quality backlog of wells awaiting completion.”

GUIDANCE

Northern continues to expect 2016 total production to be down approximately 15% compared to 2015 production levels and full year capital expenditures to total between $60 and $70 million. Management’s current expectations for certain second half 2016 operating metrics are as follows:

2nd Half 2016
Operating Expenses:
Production Expenses (per Boe)	$8.75 - $9.50
Production Taxes (% of Oil & Gas Sales)	10%
General and Admin. Expense (per Boe)	$3.75 - $4.25

Average Differential to NYMEX WTI	($8.00) to ($10.00)

LIQUIDITY

At June 30, 2016, Northern had $132 million in outstanding borrowings under its revolving credit facility resulting in quarter-end liquidity of $221.7 million, composed of $3.7 million in cash and $218.0 million of revolving credit facility availability.

HEDGING

Northern hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes Northern’s open crude oil swap derivative contracts scheduled to settle after June 30, 2016.

Contract Period	Volume (Bbls)	Weighted Average Price (per Bbl)
2016:
Q3	450,000	$65.00
Q4	450,000	$65.00
2017:
Q1	360,000	$50.00
Q2	360,000	$50.00

CAPITAL EXPENDITURES & DRILLING ACTIVITY

Second Quarter 2016
Capital Expenditures Incurred:
Drilling, Completion & Capitalized Workover Expense	$14.4 million
Acreage	$1.3 million
Other	$0.8 million

Net Wells Added to Production	0.8
Net Producing Wells (Period-End)	208.1

Net Wells in Process (Period-End)	8.9

Weighted Average AFE for In-Process Wells (Period End)	$7.5 million

For the second quarter, the weighted average authorization for expenditure (or AFE) cost for wells that Northern elected to participate in (consented) was $6.9 million.

ACREAGE

As of June 30, 2016, Northern controlled 161,675 net acres targeting the Williston Basin Bakken and Three Forks formations. As of June 30, 2016, approximately 82% of Northern’s North Dakota acreage position, and approximately 75% of Northern’s total acreage position, was developed, held by production or held by operations.

SECOND QUARTER 2016 RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Three Months Ended June 30,
	2016	2015	% Change
Net Production:
Oil (Bbl)	1,087,710	1,314,490	(17)
Natural Gas and NGLs (Mcf)	1,080,897	1,182,386	(9)
Total (Boe)	1,267,860	1,511,554	(16)

Average Daily Production:
Oil (Bbl)	11,953	14,445	(17)
Natural Gas and NGL (Mcf)	11,878	12,993	(9)
Total (Boe)	13,933	16,610	(16)

Average Sales Prices:
Oil (per Bbl)	$37.56	$46.45	(19)
Effect of Gain on Settled Derivatives on Average Price (per Bbl)	18.37	23.57	(22)
Oil Net of Settled Derivatives (per Bbl)	55.93	70.02	(20)
Natural Gas and NGLs (per Mcf)	1.55	1.69	(8)
Realized Price on a Boe Basis Including all Realized Derivative Settlements	49.3	62.22	(21)

Costs and Expenses (per Boe):
Production Expenses	$8.74	$8.97	(3)
Production Taxes	3.33	4.55	(27)
General and Administrative Expense	3.62	2.82	28
Depletion, Depreciation, Amortization and Accretion	12.76	24.31	(48)

Net Producing Wells at Period End	208.1	199.2

Oil and Natural Gas Sales

In the second quarter of 2016, oil, natural gas and NGL sales decreased 33% as compared to the second quarter of 2015, driven by a 20% decrease in realized prices, excluding the effect of settled derivatives, and a 16% decrease in production. The lower average realized price in the second quarter of 2016 as compared to the same period in 2015 was principally driven by lower average NYMEX oil and gas prices, which were partially offset by a lower oil price differential. Oil price differential during the second quarter of 2016 was $8.08 per barrel, as compared to $11.50 per barrel in the second quarter of 2015.

Derivative Instruments (Hedges)

Northern enters into derivative instruments to manage the price risk attributable to future oil production. Gain (loss) on derivative instruments, net is comprised of (i) cash gains and losses recognized on settled derivatives during the period, and (ii) non-cash mark-to-market gains and losses incurred on derivative instruments outstanding at period-end.

	Three Months Ended June 30,
	2016	2015
	(in millions)
Derivative Instruments (Hedges):
Cash Derivative Settlements	$20.0	$31
Non-Cash Mark-to-Market of Derivative Instruments	(30.5)	(53.2)
Loss on Derivative Instruments, Net	$(10.5)	$(22.2)

Northern’s average realized price (including all cash derivative settlements) received during the second quarter of 2016 was $49.30 per Boe compared to $62.22 per Boe in the second quarter of 2015. The gain on settled derivatives increased Northern’s average realized price per Boe by $15.76 in the second quarter of 2016 and by $20.50 in the second quarter of 2015.

As a result of forward oil price changes, Northern recognized a non-cash mark-to-market derivative loss of $30.5 million in the second quarter of 2016, compared to a loss of $53.2 million in the second quarter of 2015.

Production Expenses

Production expenses were $11.1 million in the second quarter of 2016, compared to $13.6 million in the second quarter of 2015. On a per unit basis, production expenses decreased to $8.74 per Boe in the second quarter of 2016 from $8.97 per Boe in the second quarter of 2015 due to a reduction in the aggregate dollar amount of production expenses that was partially offset by a 16% decline in production levels.

Production Taxes

Lower commodity prices in the second quarter of 2016 as compared to the second quarter of 2015 has decreased Northern’s crude oil and natural gas sales, which has lowered the taxable base that is used to calculate production taxes. Production taxes were $4.2 million in the second quarter of 2016 compared to $6.9 million in the second quarter of 2015. As a percentage of oil and natural gas sales, production taxes were 9.9% and 10.9% in the second quarter of 2016 and 2015, respectively. This decrease in production tax rates as a percentage of oil and gas sales in the second quarter of 2016 is due to a lower oil production tax rate in North Dakota, which dropped to 10% beginning in 2016.

General and Administrative Expense

General and administrative expense was $4.6 million for the second quarter of 2016 compared to $4.3 million for the second quarter of 2015. Higher non-cash compensation expense and higher legal and professional expense was offset by lower travel expense.

Depletion, Depreciation, Amortization and Accretion

Depletion, depreciation, amortization and accretion (“DD&A”) was $16.2 million in the second quarter of 2016 compared to $36.7 million in the second quarter of 2015. Depletion expense, the largest component of DD&A, decreased by $20.6 million in the second quarter of 2016 as compared to the second quarter of 2015. On a per Boe basis, depletion expense was $12.64 per Boe in the second quarter of 2016 compared to $24.20 per Boe in the second quarter of 2015. The year-over-year decrease was due to the impairment of oil and gas properties in 2015 and the first half of 2016, which lowered the depletable base.

Impairment of Oil and Natural Gas Properties

As a result of currently prevailing low commodity prices and their effect on the proved reserve values of the company’s properties, Northern recorded a non-cash ceiling test impairment of $88.9 million in the second quarter of 2016 and $282.0 million in the second quarter of 2015. The impairment charge affected reported net income but did not reduce cash flow.

Interest Expense

Interest expense, net of capitalized interest, was $16.0 million in the second quarter of 2016, compared to $14.4 million in the second quarter of 2015. The increase in interest expense for the second quarter of 2016 as compared to the second quarter of 2015 was primarily due to a higher average cost of borrowing between periods. In May 2015, Northern closed an offering of $200 million of 8.000% senior unsecured notes, which bear a higher interest rate as compared to borrowings under the revolving credit facility.

Income Tax Provision

Northern recognized no income tax benefit during the second quarter of 2016 as compared to an income tax benefit of $66.9 million or 21.1% in the second quarter of 2015.

Net Income

Northern recorded a net loss of $109.0 million, or a loss of $1.78 per diluted share, for the second quarter of 2016, compared to a net loss of $250.1 million, or a loss of $4.12 per diluted share, for the second quarter of 2015. The net loss in the second quarter of 2016 was impacted by lower commodity prices and production levels, the non-cash impairment of oil and natural gas properties, the valuation allowance placed on the net deferred tax asset, and a non-cash loss on the mark-to-market of derivative instruments.

Non-GAAP Financial Measures

Adjusted Net Income for the second quarter of 2016 was $6.5 million (representing $0.10 per diluted share), compared to $11.5 million (representing approximately $0.19 per diluted share) for the second quarter of 2015. Northern defines Adjusted Net Income as net income excluding (i) (gain) loss on the mark-to-market of derivative instruments, net of tax, (ii) debt issuance cost write-off, net of tax and (iii) impairment of oil and natural gas properties, net of tax.

Adjusted EBITDA for the second quarter of 2016 was $44.3 million, compared to Adjusted EBITDA of $70.4 million for the second quarter of 2015. The decrease in Adjusted EBITDA is primarily due to the lower average NYMEX oil prices, declining production levels, and reduced hedging levels in the second quarter of 2016 compared to the second quarter of 2015. Northern defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) (gain) loss on the mark-to-market of derivative instruments, (v) non-cash share based compensation expense, (vi) debt issuance cost write-off and (vii) impairment of oil and natural gas properties.

Adjusted Net Income and Adjusted EBITDA are non-GAAP measures. A reconciliation of these measures to the most directly comparable GAAP measure is included in the accompanying financial tables found later in this release. Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Specifically, management believes the non-GAAP results included herein provide useful information to both management and investors by excluding certain expenses and unrealized derivatives gains and losses that management believes are not indicative of Northern’s core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring Northern’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

SECOND QUARTER 2016 EARNINGS RELEASE CONFERNCE CALL

In conjunction with Northern’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday August 5, 2016 at 10:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via the company’s website, www.northernoil.com, or by phone as follows:

Dial-In Number: (855) 638-5677 (US/Canada) and (262) 912-4762 (International)
Conference ID: 48036742 - Northern Oil and Gas, Inc. Second Quarter 2016 Earnings Call
Replay Dial-In Number: (855) 859-2056 (US/Canada) and (404) 537-3406 (International)
Replay Access Code: 48036742 - Replay will be available through August 12, 2016

Upcoming Conference schedule

EnerCom’s The Oil & Gas Conference 21
August 14 - 18, 2016, Denver, CO
5th Annual investMNt Conference
August 23 - 24, 2016, Minneapolis, MN

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control.

CONTACT:

Brandon Elliott, CFA
Executive Vice President
Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

SOURCE Northern Oil and Gas, Inc.

NORTHERN OIL AND GAS, INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES
Oil and Gas Sales	$42,527,847	$63,064,333	$70,895,188	$113,518,481
Gain (Loss) on Derivative Instruments, Net	(10,522,948)	(22,211,048)	(7,059,066)	3,452,235
Other Revenue	9,327	9,909	14,339	17,117
Total Revenues	32,014,226	40,863,194	63,850,461	116,987,833

OPERATING EXPENSES
Production Expenses	11,081,973	13,564,801	23,041,232	27,763,891
Production Taxes	4,220,712	6,871,788	6,987,612	12,284,896
General and Administrative Expense	4,586,275	4,256,436	8,923,677	8,609,242
Depletion, Depreciation, Amortization and Accretion	16,176,863	36,745,805	34,022,952	81,958,844
Impairment of Oil and Natural Gas Properties	88,880,921	281,964,097	193,192,043	642,393,059
Total Expenses	124,946,744	343,402,927	266,167,516	773,009,932

LOSS FROM OPERATIONS	(92,932,518)	(302,539,733)	(202,317,055)	(656,022,099)

OTHER INCOME (EXPENSE)
Interest Expense, Net of Capitalization	(16,046,325)	(14,387,693)	(32,145,007)	(26,124,240)
Write-off of Debt Issuance Costs	—	—	(1,089,507)	—
Other Income (Expense)	181	199	7,154	542
Total Other Income (Expense)	(16,046,144)	(14,387,494)	(33,227,360)	(26,123,698)

LOSS BEFORE INCOME TAXES	(108,978,662)	(316,927,227)	(235,544,415)	(682,145,797)

INCOME TAX BENEFIT	—	(66,866,610)	—	(202,346,610)

NET LOSS	$(108,978,662)	$(250,060,617)	$(235,544,415)	$(479,799,187)

Net Loss Per Common Share – Basic	$(1.78)	$(4.12)	$(3.86)	$(7.92)
Net Loss Per Common Share – Diluted	$(1.78)	$(4.12)	$(3.86)	$(7.92)
Weighted Average Shares Outstanding – Basic	61,180,313	60,644,635	61,071,948	60,600,652
Weighted Average Shares Outstanding – Diluted	61,180,313	60,644,635	61,071,948	60,600,652

NORTHERN OIL AND GAS, INC.
CONDENSED BALANCE SHEETS
JUNE 30, 2016 AND DECEMBER 31, 2015

	June 30, 2016 (unaudited)	December 31, 2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$3,667,114	$3,390,389
Trade Receivables, Net	40,558,636	51,445,026
Advances to Operators	606,158	1,689,879
Prepaid and Other Expenses	1,251,051	892,867
Derivative Instruments	13,509,731	64,611,558
Total Current Assets	59,592,690	122,029,719

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	2,377,267,538	2,336,757,089
Unproved	4,087,435	10,007,529
Other Property and Equipment	1,812,834	1,837,469
Total Property and Equipment	2,383,167,807	2,348,602,087
Less – Accumulated Depreciation, Depletion and Impairment	(1,986,276,814)	(1,759,281,704)
Total Property and Equipment, Net	396,890,993	589,320,383

Deferred Income Taxes (Note 9)	—	—
Other Noncurrent Assets, Net	8,900,536	10,080,846

Total Assets	$465,384,219	$721,430,948

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts Payable	$59,318,247	$65,319,170
Accrued Expenses	4,723,180	7,893,975
Accrued Interest	4,668,189	4,713,232
Derivative Instruments	1,387,889	—
Asset Retirement Obligations	252,222	188,770
Total Current Liabilities	70,349,727	78,115,147

Long-term Debt, Net	818,952,295	835,290,329
Asset Retirement Obligations	5,879,438	5,627,586

Total Liabilities	$895,181,460	$919,033,062

Commitments and Contingencies (Note 8)

STOCKHOLDERS’ DEFICIT
Preferred Stock, Par Value $.001; 5,000,000 Authorized, No Shares Outstanding	—	—
Common Stock, Par Value $.001; 142,500,000 Authorized (6/30/2016 – 64,596,955 Shares Outstanding and 12/31/2015 – 63,120,384 Shares Outstanding)	64,597	63,120
Additional Paid-In Capital	443,568,830	440,221,018
Retained Deficit	(873,430,668)	(637,886,252)
Total Stockholders’ Deficit	(429,797,241)	(197,602,114)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$465,384,219	$721,430,948

Reconciliation of Adjusted Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Loss	$(108,978,662)	$(250,060,617)	$(235,544,415)	$(479,799,187)
Add:
Impact of Selected Items:
Loss on the Mark-to-Market of Derivative Instruments	30,506,698	53,193,228	52,489,716	67,524,595
Write-off of Debt Issuance Costs		—	1,089,507	—
Impairment of Oil and Natural Gas Properties	88,880,921	281,964,097	193,192,043	642,393,059
Selected Items, Before Income Taxes (Benefit)	119,387,619	335,157,325	246,771,266	709,917,654
Income Tax of Selected Items(1)	(3,899,825)	(73,583,617)	(4,112,781)	(212,616,501)
Selected Items, Net of Income Taxes (Benefit)	115,487,794	261,573,708	242,658,485	497,301,153
Adjusted Net Income	$6,509,132	$11,513,091	$7,114,070	$17,501,966

Weighted Average Shares Outstanding – Basic	61,180,313	60,644,635	61,071,948	60,600,652
Weighted Average Shares Outstanding – Diluted	62,079,083	60,790,352	61,361,831	60,712,210

Net Loss Per Common Share – Basic	$(1.78)	$(4.12)	$(3.86)	(7.92)
Add:
Impact of Selected Items, Net of Income Taxes (Benefit)	1.89	4.31	3.97	8.21
Adjusted Net Income Per Common Share – Basic	$0.11	$0.19	$0.11	$0.29

Net Loss Per Common Share – Diluted	$(1.76)	$(4.11)	$(3.84)	$(7.90)
Add:
Impact of Selected Items, Net of Income Taxes (Benefit)	1.86	4.30	3.95	8.19
Adjusted Net Income Per Common Share – Diluted	$0.10	$0.19	$0.11	$0.29

______________

(1)
For the 2016 columns, this represents a tax impact using an estimated tax rate of 37.5% and 36.6% for the three and six months ended June 30, 2016, respectively, which includes a $40.8 million and $86.3 million adjustment for a change in valuation allowance for the three and six months ended June 30, 2016, respectively. For the 2015 columns, this represents a tax impact using an estimated tax rate of 36.9% and 37.0% for the three and six months ended June 30, 2015, respectively, which includes a $49.9 million adjustment for a change in valuation allowance for the three and six months ended June 30, 2015, respectively.

Reconciliation of Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Loss	$(108,978,662)	$(250,060,617)	$(235,544,415)	$(479,799,187)
Add:
Interest Expense	16,046,325	14,387,693	32,145,007	26,124,240
Income Tax Benefit	—	(66,866,610)	—	(202,346,610)
Depreciation, Depletion, Amortization and Accretion	16,176,863	36,745,805	34,022,952	81,958,844
Impairment of Oil and Natural Gas Properties	88,880,921	281,964,097	193,192,043	642,393,059
Non-Cash Share Based Compensation	1,629,677	1,050,157	3,021,470	2,080,474
Write-off of Debt Issuance Costs	—	—	1,089,507	—
Loss on the Mark-to-Market of Derivative Instruments	30,506,698	53,193,228	52,489,716	67,524,595
Adjusted EBITDA	$44,261,822	$70,413,753	$80,416,280	$137,935,415